Exhibit 2

DIRECTORS AND EXECUTIVE OFFICERS

OF EACH REPORTING PERSON

VALOR GP LLC

Name of Officer or Director	Principal Business Address	Title	Citizenship
Jason Aaron Wright	601 Lexington Avenue, 53rd Floor, New York, NY 10022	Manager; President	USA

Umang Kajaria	601 Lexington Avenue, 53rd Floor, New York, NY 10022	Manager; Vice President, Secretary and Treasurer	Indian

VALOR TOPCO LIMITED

Name of Officer or Director	Principal Business Address	Title	Citizenship
Mark Richard Robert Babbe	PO Box 656, East Wing, Les Banques, St Peter Port, Guernsey GY1 3PP	Director	British

Gordon James Purvis	PO Box 656, East Wing, Les Banques, St Peter Port, Guernsey GY1 3PP	Director	British

Dieudonne Sebahunde	PO Box 656, East Wing, Les Banques, St Peter Port, Guernsey GY1 3PP	Director	Belgian

APAX X GP CO. LIMITED

Name of Officer or Director	Principal Business Address	Title	Citizenship
Simon Cresswell	33 Jermyn Street, London, SW1Y 6DN, United Kingdom	Director	Australian

Andrew Guille	Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, GY1 2HJ, Guernsey	Director	British

Martin Halusa	33 Jermyn Street, London, SW1Y 6DN, United Kingdom	Director	Austrian

Nicholas Kershaw	Douet De Rue, La Rue du Douet, St Mary, JE3 3EF, Jersey	Director	British

Katriona Le Noury	Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, GY1 2HJ, Guernsey	Director	British

David Staples	Le Jardin, Saints Road, St Martins, GY4 6HX, Guernsey	Director	British

APAX GUERNSEY (HOLDCO) PCC LIMITED APAX X CELL

Name of Officer or Director	Principal Business Address	Title	Citizenship
Mark John Despres	Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, GY1 2HJ, Guernsey	Director	British

Andrew Guille	Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, GY1 2HJ, Guernsey	Director	British

Katriona Le Noury	Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, GY1 2HJ, Guernsey	Director	British